Exhibit 99.1

CONTACTS
	Richard McGrail	Hugh Ryan
FOR IMMEDIATE RELEASE	Lynch Corporation	Ryan Wellnitz & Assocs.
September 3, 2004	Providence, Rhode Island	Barrington, Rhode Island
	401.453.2007	401.246.2300
	richard.mcgrail@lynch-mail.com	hryan@ryanwellnitz.com

Lynch Corporation Announces Acquisition of

Electronic-Components Manufacturer

PROVIDENCE, R.I., Sept. 3 – Lynch Corporation (ASE-LGL) today announced an agreement in principle to acquire Piezo Technology, Inc. (PTI), Orlando, Florida, a designer and manufacturer of precision oscillators, resonators, and filters – components in a broad range of commercial and military electronic and communications systems.

     Lynch, through its wholly-owned subsidiary, M-tron Industries, Inc., will acquire all the issued and outstanding common stock of Piezo Technologies, Inc. for approximately $8.7 million cash. Consummation of the transaction, which is anticipated to occur in late September, is subject to customary closing conditions, including receiving the approval of the trustees of PTI’s employee stock ownership plan.

     PTI will be managed by Lynch Corporation subsidiary M-tron Industries, Inc., Yankton, S.D., said Ralph R. Papitto, Lynch chairman and CEO. M-tron designs and manufactures electronic components used primarily to control the frequency or timing of electronic signals in communications systems and equipment. M-tron sells these products to original equipment manufacturers (OEMs) directly and through large electronics distributors.

     “This acquisition broadens the M-tron Industries product line and provides a strong position in the growing military market,” Papitto said. “Both are crucial to the evolution of the M-tron business.

Exhibit 99.1

     “The electronics and telecommunications industry is experiencing consolidation at all levels, and the leading OEMs seek components suppliers with broad product lines, financial strength, and sheer size,” Papitto said. “They want to deal with a few, substantial vendors in each category, not dozens of small companies. The addition of the products, engineering staffs, and manufacturing infrastructure of PTI and Champion Technologies, previously announced, combines with internal growth to make M-tron a major factor in its sector.”

     “We plan to operate the PTI factories in Orlando, Florida, and New Delhi, India, along with the M-tron factory in Yankton, South Dakota,” said Bob Zylstra, president and CEO of M-tron Industries. “Merging our engineering and sales organizations will enable us to accelerate product development, and will add resources to our customer service force.”

     “We believe that M-tron and PTI are an excellent fit,” said Richard E. McGrail, president, Lynch Corporation. “Both are certified ISO 9001-2000, and both have earned customer recognition for consistent quality and reliability.”

     For example, McGrail said that PTI was named Supplier of Choice for 2004 by Anritsu Corporation of Japan and a Preferred Supplier by Rockwell Collins, Cedar Rapids, Iowa. He also said that M-tron has achieved preferred-supplier status with some of the largest electronics distributors and manufacturers in the world.

     Dr. Bill Horton, co-founder and chairman of PTI, will remain in an advisory capacity, and Paul Dechen, PTI general manager, will remain in a senior management position.

     For more information on the products and markets of M-tron, visit www.mtron.com. For more information on PTI, visit www.piezotech.com.

     In addition to M-tron, Lynch Corporation owns Lynch Systems, Inc., Bainbridge, Georgia, which designs, develops, and manufactures a broad array of capital equipment for the electronic display and consumer tableware industries. Lynch Systems serves two primary markets, manufacturers of Cathode Ray Tube (CRT) displays for televisions and computer monitors, and manufacturers of glass tableware, ovenware, and giftware for consumer markets.

Exhibit 99.1

     For more information on Lynch Corporation, contact Richard E. McGrail, President and Chief Operating Officer, Lynch Corporation, 50 Kennedy Plaza #1250, Providence, RI 02903. (401) 453-2007. Fax (401) 453-2009. richard.mcgrail@lynch-mail.com. www.lynchcorp.com

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Caution Concerning Forward Looking Statements

     This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in Lynch Corporation’s filings with the Securities and Exchange Commission.